Exhibit 3.2

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

THE OLD EVANGELINE DOWNS, L.L.C.

THIS AMENDED AND RESTATED OPERATING AGREEMENT (the “Agreement”) of The Old Evangeline Downs, L.L.C. ( the “Company”) is made and entered into to be effective for all purposes as of January 30, 2003 by and between the Company and OED Acquisition, LLC, as the sole member of the Company (the “Sole Member”).

RECITALS:

WHEREAS, the Sole Member and the Company are parties to an Amended and Restated Operating Agreement, dated as of August 30, 2002 (the “Original Agreement”) which sets forth their agreement with respect to the conduct of the affairs of the Company and the Sole Member’s rights and obligations with regard to its interests in the Company;

WHEREAS, the Company and the Sole Member desire to amend and restate the Original Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

1. Formation: The Company was formed as a limited liability company under the Louisiana Limited Liability Company Law as codified in Chapter 22 of Title 12 of the Louisiana Revised Statutes (the “Louisiana Act”). The Sole Member is hereby authorized to file and record any amendments to the Articles of Organization of the Company and such other documents as may be required or appropriate under the Louisiana Act or the laws of any other jurisdiction in which the Company may conduct business or own property.

2. Name and Principal Place of Business:

(a) The name of the Company is The Old Evangeline Downs, L.L.C. The Sole Member may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Sole Member may from time to time determine. All business of the Company shall be conducted under such name, and title to all assets or property owned by the Company shall be held in such name.

(b) The Company shall maintain its principal business office at 3620 N.E. Evangeline Thruway, Carencro, Louisiana 70520 or at such other place or places as may be designated from time to time by the Sole Member.

3. Registered Agent and Registered Office: The registered agent of the Company (the “Registered Agent”) shall be Deborah Harkins and the registered office of the Company (the “Registered Office”) shall be located at One American Place, 9th Floor, Baton Rouge, LA 70825. The Registered Agent and the Registered Office of the Company may be changed from time to time by the Sole Member upon filing the statement required by the Louisiana Act. The Company shall maintain at its Registered Office such records as may be specified by Section 1319 of the Louisiana Act.

4. Term: The term of the Company is deemed to have commenced on the date the Articles of Organization of the Company were filed with the Louisiana Secretary of State and shall continue until terminated pursuant to the provisions of this Agreement.

5. Purpose: The principal purposes and business of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Louisiana Act, including, without limitation, either directly or indirectly by being a member, shareholder, partner or venturer of one or more entities, and to engage in one or more of the following activities: acquire, own, hold, service, manage, develop, operate, lease, finance, refinance, mortgage, market, promote, sell and otherwise deal real and personal property interests and conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the business of the Company as set forth herein, including, but not limited to, entering into partnership agreements in the capacity of a general or a limited partner, becoming a member of a joint venture or a limited liability company, owning stock in corporations and the incurring of indebtedness and the granting of liens and security interests on the real and personal property of the Company; it being agreed that each of the foregoing is an ordinary part of the Company’s business.

6. Sole Member: The Sole Member, whose address is set forth in Section 15(a) of this Agreement, is the single and sole member of the Company and shall be shown as such on the books and records of the Company. No transfer of a membership interest in the Company shall be effective, and no other person shall be admitted as a member of the Company, and no additional interest in the Company shall be issued, and any purported transfer or issuance of a membership interest in the Company or admission as a member of the Company shall be void ab initio and of no effect, unless (i) such transfer, issuance or admission is expressly permitted by this Agreement, (ii) the Sole Member approves such transfer, issuance or admission in its sole discretion, and (iii) prior to the effectiveness of such transfer, issuance or admission, the Company has received an opinion of counsel nationally recognized in federal income tax matters to the effect that such transfer, issuance or admission will not cause the Company to be treated as an association or publicly traded partnership taxable as a corporation for federal income tax purposes. The restrictions on the transfer and issuance of membership interests in the Company in the immediately preceding sentence shall be equally applicable to any debt instrument or other interest in the Company as to which an opinion of counsel nationally recognized in federal income tax matters, which opinion is to the effect that such debt instrument or interest will be treated as indebtedness for federal income tax purposes, was not rendered in connection with the issuance of such debt instrument or interest.

7. Management:

(a) Generally. The business and affairs of the Company shall be managed by or under the authority of the Sole Member. The Sole Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members and managers under the Louisiana Act or other applicable laws of the State of Louisiana. The Sole Member shall cause the Company to comply with its obligations under this Agreement.

(b) Officers.

(i) Generally. The officers of the Company shall be appointed by the Sole Member and shall include a President, a Secretary, and a Chief Executive Officer. The Sole Member may also appoint such other officers and agents as the Sole Member shall deem appropriate. Any number of offices may be held by the same person. The officers of the Company shall only have the authority to bind the Company as the Sole Member from time to time shall prescribe.

(ii) Election. Each officer of the Company shall be appointed annually by the Sole Member and shall serve at the pleasure of the Sole Member until the earlier of (A) such officer’s death, retirement, resignation or removal, and (B) until such officer’s successor has been duly elected and qualified. Any officer of the Company may be removed by the Sole Member at any time, with or without cause, and a vacancy in any office shall be filled by the Sole Member.

(iii) Standard of Care. Each officer of the Company shall perform his or her duties as an officer in good faith, in a manner he reasonably believes to be in the best interest of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his or her duties shall not have any liability by reason or being or having been an officer of the Company.

(iv) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company and shall have such functions, authority and duties as from time to time may be prescribed by the Sole Member.

(v) President. The President shall be the president of the Company and shall have such functions, authority and duties as from time to time may be prescribed by the Sole Member.

(vi) Secretary. The Secretary shall keep a record of all proceedings of the Sole Member. The Secretary shall have such other functions, authority and duties as from time to time may be prescribed by the Sole Member. The Secretary shall have custody of the seal of the Company and the Secretary (or in the absence of the Secretary, any Assistant Secretary) shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by the signature of the Secretary of an Assistant Secretary. The Sole Member may give general authority to any other officer to affix the seal of the Company and to attest such affixing of the seal.

(vii) Other Offices. Any officer who is elected or appointed from time to time by the Sole Member and whose duties are not specified in this Agreement shall perform such duties and have such powers as may be prescribed from time to time by the Sole Member.

(c) Limited Liability. To the fullest extent permitted under applicable law, neither the Sole Member nor any officer of the Company shall be deemed to violate this Agreement or be liable, responsible or accountable in damages or otherwise to any other member or officer or the Company for any action or failure to act, including but not limited to, under any theory of fiduciary duty or obligation, unless such violation or liability is attributable to the Sole Member or such officer’s gross negligence, willful misconduct, bad faith or a continuing material breach of this Agreement. Without limiting the generality of the foregoing, the Sole Member and each such officer shall, in the performance of his or its duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to the Sole Member or such officer by any other person or entity as to matters the Sole Member or such officer reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company. The Sole Member shall be deemed by the execution of this Agreement to acknowledge and agree that each officer, in accepting its duties hereunder, disclaims, to the maximum extent permitted under applicable law, any fiduciary duty or obligation it may have to the Company and the Sole Member as a result of its acceptance of its duties, responsibilities and obligations hereunder.

(d) Indemnification. To the fullest extent permitted under applicable law, the Company shall severally indemnify and hold harmless any person or entity (an “Indemnified Party”) who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of or arising from any acts or omissions (or alleged acts or omissions) on behalf of the Company or in furtherance of the interests of the Company arising out of the Indemnified Party’s activities as a member, officer, employee, trustee or agent of the Company against losses, damages or expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Indemnified Party in connection with such action, suit or proceeding and for which such Indemnified Party has not otherwise been reimbursed, so long as such Indemnified Party did not act in bad faith or in a manner constituting gross negligence or willful misconduct or materially breach this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Indemnified Party acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement.

8. Capital Contributions and Percentage Interests:

(a) The Sole Member shall be admitted as the sole member of the Company without making a contribution or being obligated to make a contribution to the Company.

(b) The Company shall issue to the Sole Member a certificate representing a Membership Interest in the Company. The “Percentage Interest” of a member of the Company shall mean (i) the number of Membership Interests owned by such member divided by (ii) the aggregate number of outstanding Membership Interests.. As the single and sole member of the Company, the Sole Member shall be issued 100 Membership Interests and the initial Percentage Interest of the Sole member is 100%.

9. Additional Capital Contributions: If, at any time or from time to time, additional funds are required by the Company to meet the obligations or needs of the Company, including, without limitation, to satisfy any operating deficit, and there are not sufficient reserves held by the Company or available cash flow (a “Shortfall”), the Sole Member may (but shall not be obligated to) make further Capital Contributions (“Additional Capital Contributions”) in the amount determined in the Sole Member’s sole discretion.

10. Tax Matters:

(a) The undersigned intends for the Company to be disregarded as an entity separate from its owner for federal income tax purposes, pursuant to Treasury Regulation Section 301.7701-3. However, if it is determined that the Company is a partnership for federal tax purposes, this Agreement shall be amended to provide for allocation provisions and other provisions necessary and consistent with partnership status.

(b) To the extent applicable, the Sole Member shall act as the tax matters partner within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

(c) Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under any applicable tax law shall be made by the Sole Member in its sole discretion. Notwithstanding anything to the contrary in this Agreement, neither the Company, the Sole Member, any officer, employee or agent of the Company, nor any other person shall elect to treat the Company as an association taxable as a corporation for U.S. federal, state or local income tax purposes.

11. Distributions:

(a) Tax Distributions. To the extent permitted by applicable law and the agreements or instruments governing any indebtedness of the Company, the Company shall distribute to the Sole Member, not later than January 10, April 10, June 10 and September 10 of each calendar year (or in the event any such day is not a business day, on the immediately next succeeding business day), cash in an amount equal to the aggregate amount of distributions the Sole Member is required to make to its members pursuant to Section 8.4 of the Sole Member’s Amended and Restated Operating Agreement, dated as of July 15, 1999 (as amended from time to time). Each such distribution to the Sole Member shall be referred to in this Agreement as a “Tax Distribution”. A Tax Distribution shall be deemed to have been made on the last day of the last full fiscal quarter of the Company ending prior to the date of such Tax Distribution, and taken into account in determining allocations with respect to such fiscal quarter, notwithstanding that such Tax Distribution is made in the following fiscal quarter.

(b) Distributions. Distributions other than Tax Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.

12. Dissolution and Termination:

(a) The Company shall be dissolved and its business wound up upon the earlier to occur of any of the following events:

(i) December 31, 2050, unless continued prior to such date by the written consent of the Sole Member and by amendment to the Articles of Organization of the Company;

(ii) at the election of the Sole Member;

(iii) any event that makes it unlawful for the business of the Company to be carried on by the Sole Member; or

(iv) any other event causing a dissolution of a limited liability company under the Louisiana Act.

(b) Except as otherwise provided in this Agreement, upon dissolution of the Company, the business and affairs of the Company shall be wound up as provided in this Section 12(b). The Sole Member shall wind up the Company’s affairs. The liquidation shall take place without the appointment of a liquidator. The Company shall have the benefit of La. R.S. 12:1338 by complying therewith. Upon winding up the Company, the assets of the Company shall be distributed as follows:

(i) first, to creditors in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves as determined by the Sole Member in its sole discretion); and

(ii) thereafter, to the Sole Member.

13. Liability of the Sole Member: Except as otherwise expressly provided in the Louisiana Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Sole Member. Except as otherwise expressly provided in the Louisiana Act, the liability of the Sole Member shall be limited to the amount of capital contributions, if any, required to be made by the Sole Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

14. Books, Records, Accounting And Reports:

(a) Books and Records: The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Sole Member. The Sole Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

(b) Accounting and Fiscal Year: The books of the Company shall be kept on the accrual basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year of the Company shall end on December 31 of each year, unless a different fiscal year shall be required by the Code.

(c) Company Accountant: The Company shall retain as the regular accountant and auditor for the Company (the “Company Accountant”) the accounting firm designated by the Sole Member. The fees and expenses of the Company Accountant shall be a Company expense.

(d) Reserves: The Sole Member may, subject to such conditions as they shall determine, establish reserves for the purpose and requirements as they may deem appropriate.

15. Miscellaneous:

(a) Notices: All notices, demands, consents, approvals, requests or other communications which any party to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (i) personal delivery, (ii) facsimile transmission or (iii) a nationally recognized overnight courier service, fees prepaid, addressed to such party at the address set forth opposite its name of the signature page of this Agreement, with a copy to:

If to the Company, to:	The Old Evangeline Downs, L.L.C.
c/o Peninsula Gaming Partners, L.L.C.
3rd Street Ice Harbor
P.O. Box 1750
Dubuque, IA 52004-1683
Facsimile No.: (563) 690-2190

with a copy to:	Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019
Attention: Ronald S. Brody
Facsimile No.: (212) 262-1910

If to the Sole Member, to:	OED Acquisition, LLC
c/o Peninsula Gaming Partners, L.L.C.
3rd Street Ice Harbor
P.O. Box 1750
Dubuque, IA 52004-1683
Facsimile No.: (563) 690-2190

— and—

Peninsula Gaming Partners, L.L.C.
c/o Jefferies & Company, Inc.
11100 Santa Monica Blvd.
10th Floor
Los Angeles, CA 90025
Attention: M. Brent Stevens
Facsimile No.: (310) 515-5165

— and—

Peninsula Gaming Partners, L.L.C.
c/o Cambridge Capital Advisors LLC
7173 Mission Hills Drive
Las Vegas, NV 89113
Attention: Michael S. Luzich
Facsimile No.: (702) 247-6822

with a copy to:	Mayer, Brown, Rowe & Maw
1675 Broadway
New York, NY 10019
Attention: Ronald S. Brody
Facsimile No.: (212) 262-1910

The Sole Member may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section 15(a). A Notice sent in compliance with the provisions of this Section 15(a) shall be deemed given on the date of receipt.

(b) Successors and Assigns: This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

(c) Severability: In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

(d) Amendments. This Agreement may be amended or modified only by a written instrument executed by the Sole Member.

(e) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana applicable to agreements made and to be performed wholly within that State.

(f) Captions: All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

(g) Creditors Not Benefited: Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or the Sole Member, and no creditor of the Company shall be entitled to require the Company or the Sole Member to solicit or accept any capital contribution for the Company or to enforce any right which the Company or the Sole Member may have under this Agreement.

(h) Indemnification of Organizer. The Sole Member hereby agree to indemnify and hold harmless the person or persons who signed the Company’s Articles of Organization, as filed with the Secretary of State of the State of Louisiana (the “Organizer”) for all other acts taken by the Organizer as organizer. The Sole Member agree to pay all costs and expense incurred by the Organizer in organizing the Company including any claims brought against the Organizer including any damages, court costs, attorneys fees and other costs related to the Organizer’s defense of any claim brought or judgment rendered against the Organizer for the Organizer’s actions as organizer.

(i) Article 8 Opt-In. Membership Interests issued under this Agreement shall constitute securities governed by Article 8 of the Louisiana Uniform Commercial Code and all such Membership Interests shall be evidenced by certificates, each of which shall bear the following legend: “This certificate evidences an interest in The Old Evangeline Downs, L.L.C. and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

OED ACQUISITION, LLC

By:	/s/ M. BRENT STEVENS
Name:	M. Brent Stevens
Title:	Chief Executive Officer